Exhibit 99.01
     The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides a “safe harbor” for “forward-looking statements” (as defined in the PSLRA). Cardinal Health’s filings with the Securities and Exchange Commission (the “SEC”), including Cardinal Health’s annual report on Form 10-K for the fiscal year ended June 30, 2005 (the “2005 Form 10-K”), Cardinal Health’s Annual Report to Shareholders, any Form 10-Q or any Form 8-K of Cardinal Health (along with any exhibits to such Forms as well as any amendments to such Forms), our press releases, or any other written or oral statements made by or on behalf of Cardinal Health, may include or incorporate by reference forward-looking statements which reflect Cardinal Health’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. These forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. These uncertainties and other factors include, but are not limited to:
•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions;

•	the loss of one or more key customer or supplier relationships, such as pharmaceutical and medical/surgical manufacturers for which alternative supplies may not be available or easily replaceable;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price inflation or deflation;

•	uncertainties related to the re-negotiation of distribution service agreements entered into in connection with our Pharmaceutical Distribution business model transition with respect to how we are compensated for the services that we provide to branded pharmaceutical manufacturers;

•	the Pharmaceutical Distribution business’ continued dependence upon pharmaceutical price inflation, which price inflation is often unpredictable, either as a component of compensation from a distribution service agreement or as the sole form of compensation from certain branded pharmaceutical manufacturers;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution or a decrease in contract packaging by pharmaceutical manufacturers;

•	the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

•	the costs, difficulties and uncertainties related to the organizational changes that combine our distribution businesses into a single operating unit;

•	changes to the presentation of financial results and position resulting from adoption of new accounting principles or upon the advice of our independent accountants or the staff of the SEC;

•	weaknesses in internal controls and procedures;

•	difficulties and costs associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	changes in government regulations or our failure to comply with those regulations or other applicable laws;

•	the results, effects or timing of any internal or external inquiry or investigation, including those by any regulatory authority and any related legal and administrative proceedings, which may include the institution of administrative, civil injunctive or criminal proceedings against us and/or our current or former employees, officers and/or directors, as well as the imposition of fines and penalties, suspensions or debarments from government contracting, and/or other remedies and sanctions;

•	the impact of previously announced restatements;

•	the costs and effects of commercial disputes, shareholder claims, derivative claims, patent infringement claims or other legal proceedings or investigations;

•	the costs, effects, timing or success of restructuring programs or plans;

•	downgrades of our credit ratings, and the potential that such downgrades could negatively impact our access to capital or increase our cost of capital;

•	increased costs for the raw materials used by our manufacturing businesses or shortages in these raw materials, or increased fuel costs with respect to our distribution businesses;

•	the risks of counterfeit products in the supply chain;

•	the possible adverse effects on us of the importation of pharmaceuticals and/or other health care products;

•	injury to person or property resulting from our manufacturing, compounding, packaging, repackaging, drug delivery system development and manufacturing, information systems or pharmacy management services;

•	competitive factors in our healthcare service businesses, including pricing pressures;

•	unforeseen changes in our existing agency and distribution arrangements;

•	the continued financial viability and success of our customers, suppliers and franchisees;

•	difficulties encountered by our competitors, whether or not we face the same or similar issues;

•	technological developments and products offered by competitors;

•	failure to retain or continue to attract senior management or key personnel;

•	uncertainties related to transitions in senior management positions;

•	risks associated with international operations, including fluctuations in currency exchange ratios;

•	costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•	difficulties or delays in the development, production, manufacturing and marketing of new products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities or our failure to adequately comply with applicable regulations and quality practices or standards;

•	potential liabilities associated with warranties of our information systems, and the malfunction or failure of our information systems or those of third parties with whom we do business, such as malfunctions or failures associated with date-related issues, incompatible software, improper coding and disruption to internet-related operations;

•	strikes or other labor disruptions;

•	labor, pension and employee benefit costs;

•	changes in hospital buying groups or hospital buying practices; and

•	other factors described in the section entitled “Risk Factors That May Affect Future Results” in “Part I, Item 1: Business” of our 2005 Form 10-K, as updated by “Part II, Item 1A” of our Forms 10-Q filed thereafter.
     The words “believe,” “expect,” “anticipate,” “project,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.